EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective August __, 2012 by and between Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (the “Corporation”), and Jimmie Dean Lee, a resident of San Angelo, Texas (the “Employee”).
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee in all respects and is intended to constitute binding and material consideration received by the Employee for entering into this Agreement, the Corporation and the Employee hereby agree as follows:
1. Termination of Prior Agreements.  Any employment agreement between the Corporation and the Employee in effect as of the date hereof, if any, shall hereby terminate effective August __, 2012, and this Agreement then and thereafter shall be the sole employment agreement between the Corporation and the Employee.
2. Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve as the President of the Corporation, and in such other capacities as the President (the “Metals President”) of the Metals Division of Synalloy Corporation, a Delaware corporation and the sole shareholder of the Corporation (“Synalloy”), may designate from time to time, for a fixed period of three years beginning August __, 2012, or until the Corporation determines in good faith and in its sole discretion that the Employee’s services are no longer satisfactory.  During this three-year term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.

3. Compensation.  The Corporation shall pay the Employee during the term of his employment hereunder a base salary of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) per year (the “Base Salary”). The Base Salary shall be payable on the regularly scheduled pay periods of the Corporation consistent with the Corporation’s standard practices.
4. Bonus Program.  In addition to the Base Salary provided for in Paragraph 3 above, for each fiscal year during which the Employee serves as President of the Corporation and provided the Employee is in the employ of the Corporation on the last day of each such fiscal year, the Employee shall be entitled to participate in:
(a) a cash incentive program (the “Cash Incentive”) which shall consist of a cash bonus pool equal to a percentage of the Corporation’s NIBT (defined below). The Employee, as President of the Corporation, will determine the allocation of the Cash Incentive among the Employee and the Corporation’s remaining management team at the Employee’s reasonable discretion, subject to approval by the Metals President and the Chief Executive Officer of Synalloy.  Each year, Synalloy will set a target NIBT range (the “Target”) for the Corporation. The total Cash Incentive pool for all participants will be equal to 2.5%, 5.0% or 7.5% of the Target if actual NIBT is below, within, or above the Target, respectively.
(b) stock options in Synalloy under Synalloy’s 2011 Long-Term Incentive Stock Option Plan (the “Stock Option Plan”).  Each year, the Employee, as President of the Corporation, will receive stock option grants equal to 0%, 20%, or 30% of his Base Salary if actual NIBT is below, within, or above the Target, respectively.  The foregoing percentage formula will be based on the fair market value of the Corporation’s stock, as more fully described in the Stock Option Plan. The exercise price of the options shall be as provided for in the Stock Option Plan.

As used in this Agreement, the term NIBT shall mean the consolidated net income before income taxes with respect to the Corporation as generally reflected in Synalloy’s financial statements.  It is intended that NIBT is defined as before the cash incentives and stock options payable to the Corporation’s managers participating in the Cash Incentive and the Stock Option Plan, and before income and expenses not resulting from normal operations, including but not limited to, gains and losses from the sale or other disposition of capital assets and environmental expenses related to preexisting conditions not resulting from recent operations.  The Metals President and the Chief Executive Officer of Synalloy shall have sole discretion to determine which other items of income and expense are included in and/or excluded from NIBT and their determination shall be final, binding and conclusive upon the parties hereto.
5. Stock Options.  The Employ is hereby granted the option (the “Option”) to purchase 75,000 shares of the common stock of Synalloy, at an exercise price of $____________ per share (such price being equal to the equal to the average of the high and low share price for the most recent complete trading session ended immediately preceding the public announcement (via a Form 8-K filing) of the execution of the Stock Purchase Agreement by and among the Employee, James Varner, Steven C. O’Brate, and Synalloy pursuant to which Synalloy is acquiring all of the shares of capital stock of the Corporation (the “Grant Date”)).  The Option is being granted pursuant to the terms of the Stock Option Plan. The grant of the Option is made in consideration of the services to be rendered by the Employee to the Corporation and is subject to the terms and conditions of the Stock Option Plan. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Stock Option Plan.  Twenty percent (20%) of the Option will become vested and exercisable on each August ___, beginning on August __, 2013, until the Option is 100% vested. Except as otherwise provided in this Agreement, the unvested portion of the Option will not be exercisable on or after the Employee’s termination of employment, Disability (defined below), or death. The Option will expire on the August __, 2022 (the “Expiration Date”), or as earlier as provided in this Agreement or the Stock Option Plan. If the Employee is terminated for any reason other than cause, Disability or death, the Employee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three months following the termination of the Employee’s Employment, or (b) the Expiration Date. If the Employee is terminated for cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable. If the Employee is terminated as a result of the Employee’s Disability, the Employee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date 12 months following the termination of employment due to the Disability, or (b) the Expiration Date. If the Employee dies, the vested portion of the Option may be exercised by the Employee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Employee’s death, but only within the time period ending on the earlier of: (a) the date 12 months following the date of death, or (b) the Expiration Date. To exercise the Option, the Employee (or in the case of exercise after the Employee‘s death or incapacity, the Employee‘s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Stock Option Plan.  The Option is not transferable by the Employee other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution, and is exercisable during the Employee’s lifetime only by him. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

6. Other Benefits.  The Employee shall be eligible to participate in all employee benefit plans in accordance with the terms of such plans.
7.  Disability.  If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, the Employee shall fail to render the services provided for by this Agreement, or if the Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement (collectively, a “Disability”), then the Base Salary provided for in Paragraph 2 hereof shall continue until the earlier of August __, 2015, or the date which is three (3) months following the date of Disability, and all other obligations of the Corporation under this Agreement shall immediately cease and terminate as of the date of the Disability.
8. Death.  If the Employee dies during the term of this Agreement, then the Base Salary provided for in Paragraph 2 hereof shall continue until the earlier of August __, 2015, or the date which is six (6) months following the date of death, which shall be paid to the Employee’s estate, and all other obligations of the Corporation under this Agreement shall immediately cease and terminate as of the date of death.
9. Termination for Cause.  Nothing in this Agreement shall be construed to prevent the Corporation from terminating the Employee’s employment hereunder at any time for cause.  Committing a felony or other crime of moral turpitude, insubordination, or having substantial and excessive absences from work shall constitute cause for termination.  Termination for cause pursuant to this Paragraph 9 shall not constitute a breach of this Agreement by the Corporation, and shall release the Corporation from all of its obligations pursuant to this Agreement other than the obligation to pay any accrued but unpaid portion of the Employee’s salary.

10. Covenant Not to Compete.  The Employee agrees during the term of employment and for a period of two (2) years after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Chief Executive Officer of Synalloy, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any business enterprise which competes with the Corporation and its subsidiaries/affiliates, in any area which is within three hundred (300) miles of the official city/town border of each of the following:  (i) Andrews, Texas; (ii) Orange, Texas; (iii) Bristol, Virginia; and (iv) Crossett, Arkansas, collectively (the “Territory”), for customers, orders, supply sources, or contracts in the Corporation’s business of manufacturing and/or selling liquid storage solutions, separation equipment and pressure vessels for the municipal water, wastewater, waste treatment, power, energy, pulp and paper, petroleum, chemical, food, pharmaceuticals, metals, mining, plating, bio-fuels, micro-electronics, automotive, agri-business, and pollution control industries.
The provisions of this Paragraph 10 shall survive any termination of this Agreement and shall be binding on the Employee notwithstanding any termination of cessation of his employment with the Corporation (including any termination pursuant to Paragraph 10 above).
Further, passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate the provisions of this Paragraph 10.  The Employee acknowledges that the Corporation and its affiliates are leaders in the liquid storage solutions, separation equipment and pressure vessels manufacturing and sales businesses, they have substantial customer relationships throughout the Territory, and therefore the geographic scope and duration of the Employee’s non-competition obligation is fair and reasonable.
The Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation, Synalloy, and their subsidiaries and affiliates any of the Corporation’s or Synalloy’s confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.
11.  Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
12.  Arbitration.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be resolved exclusively by arbitration in the City of Andrews, State of Texas, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
           13.  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier, to his residence in the case of the Employee, or to its Executive Offices in the case of the Corporation.
14. Benefit.  This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation’s assets and business, or with or into which the Corporation may be consolidated or merged, and the Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated.  The Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee’s operational duties are not substantially reduced as a result thereof.

           15. Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
           16. Entire Agreement.  This instrument contains the entire agreement of the parties hereto.  It may not be changed orally, but only by an agreement in writing.
[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.
WITNESSES	LEE-VAR, INC.

As to Lee-Var, Inc.	By Its:	_____________________ Chairman Dated_________________

EMPLOYEE

______________________ As to Employee		_____________________ Jimmie Dean Lee Dated__________________